Exhibit 99.2

Digimarc Corporation (DMRC) Conference Call

Third Quarter 2023 Financial Results

November 6, 2023

Joel Meyer – Chief Legal Officer

Welcome to our Q3 conference call. Riley McCormack, our CEO, and Charles Beck, our CFO, are with me on the call. On the call today, we will provide a business update and discuss Q3 2023 financial results. This will be followed by a question and answer forum. We have posted our prepared remarks in the investor relations section of our website and will archive this webcast there.

Safe Harbor Statement

Before we begin, let me remind everyone that today's discussion contains forward-looking statements that have risks and uncertainties. Please refer to our press release for more information on the specific risk factors that could cause actual results to differ materially.

Riley will now provide a business update.

Business Update

Thank you Joel, and hello everyone.

Q3 was another strong quarter for Digimarc. While Charles will provide a more detailed discussion on the financial results during his remarks, there are two metrics I want to highlight at the top of the call because their absolute levels -- as well as our expectation they will get even stronger -- are important markers of our progress in building a high quality, high growth, and highly cash flow generative business.

First, we grew our annual recurring revenue, or ARR, 54% year-over-year.  As mentioned during the last few earnings calls, first year bookings has become a less relevant metric as our focus is on growing our recurring and high-margin subscription revenue, and signing those customers to multi-year deals.  Our decision to begin reporting our quarter-end ARR reflects our desire to provide investors transparency into the results of that focus as well as a greater understanding of our true underlying growth.  And while a 54% year-over-year growth rate is objectively high, we believe we are capable of more.  In fact, while it is still early in this current quarter, we expect our year-over-year ARR growth in Q4 will be noticeably greater than it was in Q3.

Second, we expanded our subscription gross profit margin to 85.5%, an increase of 1,000 basis points year-over-year and 200 basis points sequentially.  On our Q4 2022 call, Charles mentioned our expectation of driving subscription gross profit margin north of 80% in 2023, and three quarters into the year, we have not only exceeded this target in every single quarter, but our gross profit margin is now closer to 90% than 80%.

There is no better predictor of a company’s ultimate level of profitability, nor better proof of the depth and width of its moats, than subscription gross profit margin, and at 85.5% we are near best-in-class, similar to the levels of other high quality and wide-moated SaaS businesses that enjoy the extra gross profit margin tailwinds that come from being much larger than we are today.  Like our ARR growth rate, we believe we will improve from these already high levels.

The combination of high and accelerating ARR growth and our significant gross profit margin expansion not only speaks to the quality of the business we are building and the differentiated products we are able to deliver, but acts as a potent cocktail in getting us to cash flow break even, and beyond.

I want to spend the rest of my prepared remarks discussing three specific areas that we know are of interest to investors, but before I do, I want to stress that I am focusing only on these three simply because of time limitations, not because they are the only areas about which we are excited.  In fact, if one were to compare my prepared remarks over the past few quarters to the news we have delivered in the subsequent quarter, you’ll notice little correlation of topics.  I view my prepared remarks as a forum to provide updates on areas in which we have received the most questions as well as an opportunity to continue providing transparency into the different parts of our business, not as a sneak preview of upcoming news; we prefer to let the news, i.e., the results, speak for themselves.

Starting with Digimarc Recycle, we recently announced that France will be the first country-wide rollout of this world-changing product. Digimarc Recycle represents a revolution in the sortation, and thus recycling, of plastic waste.  It has the power to not just increase the quantity and quality of plastic recyclate, but also uncover never-before-seen data about the post-purchase product journey.  According to the Ellen MacArthur Foundation, higher quality plastics recycling is also one of the most impactful things we can do as a planet to reduce carbon emissions and moreover, it comes at a negative financial cost. This means there is an economic return on investment from achieving higher quality plastics recycling in addition to the obvious environmental benefits, something that a recent industry-commissioned study on Digimarc Recycle independently corroborated. It is for all these reasons and more that Fortune recently ranked us 17th on their esteemed 2023 “Change the World” list, despite their stated preference for companies generating over $1 billion of revenue, which we don’t have…yet.

The news regarding the country-wide rollout in France is a major milestone for our company, and a testament to the power of our technology and our team.  We are dedicated to working with the initial group of visionaries to help expand adoption in France, and on that front, I am excited to share that we are close to signing a deal with a very large company that was not even listed in our press release from only a few weeks ago.

Beyond France, we are progressing activities in multiple other countries as we pursue the “country by country” avenue for driving Digimarc Recycle adoption.  Important to note, two weeks ago the European Commission (EC) voted on amendments to the Packaging and Packaging Waste Regulation (PPWR) as that important law progresses towards finalization.  Included in the new amendments, the timeline to implement digital marking was shortened by six months.  We applaud the EC’s vision and urgency.

We are also pursuing additional Go-To-Market avenues for Digimarc Recycle in parallel with this “country by country” approach, including partnering directly with global brands and retailers to push adoption in multiple countries at once, working with prospects to open a market via a “closed loop” solution which can then act as the catalyst for wider in-country adoption, and progressing our work in lighting up Deposit Return Scheme (DRS) Value Added Resellers (VARs), which then acts as a profitable wedge to open Digimarc Recycle conversations in those countries.

On this last front, I was recently in-country meeting with our first DRS VAR, and it was exhilarating to see initial production of their DRS logo being applied to real-world products.  I believe one of our greatest strengths will always be the awesomeness of our VARs, and I expect when the world sees the tangible results of this VAR’s easy, cost-effective, and quick-to-scale solution, interest in Digimarc’s ability to help improve upon existing DRS solutions will significantly increase.

One last thing to highlight. While historically our focus has been on the application of Digimarc Recycle to the plastic pollution crisis, recently there has been interest by other substrate ecosystems to solve their own end of product life issues.  There’s obviously end customer synergies as retailers and brands use multiple different materials in their packaging, and our proven results in plastics objectively lessen the need for Proof-of-Concept work in other substrates.  Also worth noting: the PPWR doesn’t restrict the digital marking requirement to just plastic packaging.

Next, I’d like to spend some time on Digimarc Illuminate for Factory Automation.  This compelling offering brings the power of the Illuminate product digitization platform into a production, fulfillment, or distribution facility, where the ability to identify specific products in robust, deterministic, and novel ways unlocks important new automations not otherwise possible.

In the specific case of the deal we discussed last quarter, one of the world’s largest CPGs was interested in removing excess packaging from one of their marquee products in an effort to save both money and the planet, but in so doing would have lost the ability to differentiate between different variations of this product, something required for their exacting standards of quality assurance.

Enter Digimarc Illuminate for Factory Automation, and its ability to connect physical products to their digital twins via our unique bridge, Digimarc digital watermarks.  This cost- and environment-saving application is something that has sparked the interest of other prospects as well as multiple ecosystem partners who can act as force multipliers in our quest to digitize the world’s products.  In fact, one of our partners will be presenting our offering at an important industry event next week.

The potential here is enormous as we have all the necessary ingredients for success: a provable ROI, a wonderful environmental impact, a robust and interested ecosystem of force multipliers, an extremely happy customer, and of course, a unique solution that only the Digimarc Illuminate platform is capable of providing.

Other prospects are exploring using Digimarc Illuminate for Factory Automation to provide novel automations that differ from the maintenance of production line quality control when removing excess packaging.  Examples include solving for code occlusion caused by harsh factory conditions and automating workflows that don’t lend themselves to the perfect presentation of a single code.

Recall the multiple characteristics of Digimarc’s digital watermarks: covert, ubiquitous, redundant, and secure.  And recall that for use cases that require one, some, or all of these attributes, Digimarc digital watermarks are either the best choice, or the only choice, for connecting physical products to their digital twins.

When it comes to automating factory operations, we are finding there are multiple reasons why one, some, or all of these attributes are required.  As the only product digitization platform capable of using digital watermarks as the bridge between a physical object and its digital twin, we believe this sandboxed version of our platform,  Digimarc Illuminate for Factory Automation, has a bright future in helping our customers solve some really pressing problems, and in so doing, allowing them to either start or continue along their product digitization journey.

In terms of market size, as I mentioned last quarter, we believe this solution is applicable to 100s if not 1,000s of potential customers, and this single deal we signed in Q2, which covers a single product across two countries, represents mid six figures of ARR.

Finally, moving to Digimarc Validate, it is incredible to look back on the progress we have made since our last call, including the launch of our product just over a month ago.  Our legacy of being the pioneer and widely recognized leader in digital watermarking -- the technology that has been universally accepted as having a key role to play in the new world of generative AI (GenAI) -- coupled with our experience in building massive, multinational, multistakeholder and mission critical systems of trust and authenticity upon that technology, has sped our entrée into important conversations across the ecosystem.  We are actively engaged with governments, standards bodies, and content creators and technology partners and prospects of all sizes.

GenAI didn’t create the deepfake issue, but it did democratize it, and if the world is to enjoy the benefits of this powerful new technology, action MUST be taken to protect against its risks.  This is not a view we are unique in having, and the speed at which all stakeholders are moving is astounding.  We believe the result is that the world will look back at GenAI as the catalyst for the delivery of something long-overdue anyway:  a safe, fair, trusted, and authentic internet.  And Digimarc Validate is ideally positioned to be a foundational element of such a future.

On the government front, we have been engaging with leadership at the highest levels to discuss the need for tools to support the protection and authentication of digital assets in the GenAI era. We have met with senior leaders at the White House, Executive Agencies and Departments, and in Congress, and in these bi-partisan meetings our history, proven technology, and ability to work across images and audio, especially on-device, is helping drive awareness of what’s possible.  We have been asked by multiple groups to help educate and inform the conversation, commitments, and coming regulation, and our ideas have been well received.  We expect to continue participating in discussions at the highest levels to shape the future of Artificial Intelligence and the broader digital ecosystem and we feel confident that Digimarc Validate has an important role to play in effectively protecting the rights of content creators and owners while also building the foundation of true digital asset authentication.

On the standards body front, we are a member and heavily involved in the Coalition for Content Provenance and Authenticity (C2PA). For those of you not familiar with C2PA, it is a group of industry leaders working to address the prevalence of misleading information online through the development of technical standards for certifying the source and history (or provenance) of media content.  We are appreciative of all the hard, smart work this group has been doing and thrilled they understand digital watermarking has a role to play in proving the authenticity of digital content.

I know there have been some questions around C2PA’s Content Credentials and if this is competitive to Validate, and the answer is no. In fact, Digimarc will be supporting Content Credentials as part of our upcoming registry, because while industry standards are necessary, they are not by themselves sufficient. Standards need companies to support them for there to be meaningful adoption, and we recognize we have an important role to play.  Content Credentials are an elegant means of organizing and recording metadata, but the risk to metadata is that it can be altered and is removed by common workflows such as editing software and social networks, rendering it useless for the purposes of intellectual property protection and authentication in such scenarios.  Just like in the physical world, our digital watermarks will act as a unique, necessary, and immutable bridge between the data and the object, allowing the content owner to control their digital asset’s story.

On top of this governmental and standards body engagement, of course, we are building our Digimarc Validate business.  Digimarc Validate provides value to content creators and their consumers as well as owners of detection points running the gamut of GenAI engines, e-commerce sites, network security companies and device vendors.

We are engaging with prospects and partners across the full spectrum of size, and we intend to make it as difficult to counterfeit content and identity in the digital world as we have currency in the real world.  In addition to the massive opportunity ahead of us, and the fact we are uniquely qualified and positioned to address it, there are two perhaps non-obvious important points worth highlighting about our entrée into the digital domain.

The first is that our ability to bridge both the physical and digital domains is a key differentiator of our platform, our products, and our digital watermarks, and nowhere is that becoming as obvious as with Digimarc Validate.  And secondly, as I know at least a few investors have noticed from visiting our website, the expansion of Digimarc Validate to the digital domain allows us to open a fully digital sales motion.  In terms of our mantra of being easy to begin doing business with and excellent at guiding customers along their product digitization journey, this web-based sales motion has opened a new door to “easy.”

Thus, the expansion of Digimarc Validate to the digital domain has not only dramatically increased our overall Total Addressable Market (TAM), it has also increased our opportunities in the physical domain, while adding width and depth to the moats surrounding all our offerings.

I will now turn the call over to Charles to discuss our financial results.

Financial Results

Thank you Riley, and hello everyone.

Before I dig deeper into our Q3 financial results, I wanted to share some financial highlights from the third quarter.

●	We ended the quarter with $19.6 million of Annual Recurring Revenue (or ARR), representing 54% growth year-over-year. I will talk more about this important performance metric in a minute.
●	We achieved 85.5% subscription gross profit margin;
●	We reduced our operating expenses year-over-year by 17%; and
●	Our free cash flow usage was only $400 thousand for the quarter.

I highlight these areas as they are all critical drivers towards reaching profitability. Now onto the details.

As we mentioned on previous earnings calls, we have been working to select a new reporting metric to replace 1st year commercial bookings that would provide a better indicator of our progress in growing our high-margin commercial subscription business. As Riley already mentioned, we have decided on Annual Recurring Revenue as it’s a key performance metric we are now using to run our business. We intend to report ending ARR each quarter with comparative periods so you can measure our progress. We calculate ARR using the annual recurring fees stated in our sales contracts, thus mirroring the underlying economic value of these contracts. Also, ARR only includes recurring subscription fees from commercial contracts. Government contracts, service fees and non-recurring subscription fees are excluded from our reported ARR. The reason for this is, the most important growth driver we are all focused on is recurring commercial subscription revenue. We have included a table within the earnings script that reports our ARR at the end of each of the last 8 quarters for comparative purposes.

In addition to focusing on growing our high-margin commercial subscription business, we are also focusing on making sure the payment terms in our sales contracts are consistent with traditional SaaS terms, which results in the collection of annual payments up front. I call this out because it is yet another benefit of our transition to becoming a product and platform company and allows our ARR growth to have a more immediate impact on improving cash burn.

Quarter	12/31/21	3/31/22	6/30/22	9/30/22	12/31/22	3/31/23	6/30/23	9/30/23
ARR[1]	$9.2M	$9.5M	$9.8M	$12.7M	$13.0M	$13.0M	$16.7M	$19.6M
Note: ARR at 12/31/21 includes ARR from EVRYTHNG pre-acquisition for comparative purposes as the acquisition closed 1/03/22.

Ending ARR for the quarter was $19.6 million representing net ARR growth of $6.9 million or 54% year-over-year.

Total revenue for the quarter was $9.0 million, an increase of $1.2 million or 15% from $7.8 million in Q3 last year.

Subscription revenue, which accounted for 53% of total revenue for the quarter, grew 18% from $4.1 million to $4.8 million. The increase reflects subscription revenue recognized on new customer contracts signed this year as well as upsells this year on existing customer contracts.

Service revenue increased 12% from $3.7 million to $4.2 million. The increase reflects a larger annual budget from the Central Banks for project work in 2023 than 2022, which includes both higher billing rates and project hours.

Subscription gross profit margin2 improved from 75% in Q3 last year to over 85% in Q3 this year. The large increase year-over-year reflects two positive trends we have highlighted previously, both a favorable mix of subscription revenue to our newer products and lower product infrastructure costs. We expect these trends to continue resulting in further expansion over time to our subscription gross profit margins.

Service gross profit margin2 decreased from 57% in Q3 last year to 54% in Q3 this year. The decrease reflects a more favorable labor mix last year than this year. We continue to expect service gross profit margin to be in the mid-50’s on average going forward with some fluctuation quarter to quarter depending on labor mix.

Operating expenses for the quarter were $16.4 million compared to $19.7 million in Q3 last year, a decrease of 17%. The large decrease in operating costs largely reflects lower headcount, partially offset by annual compensation adjustments, and lower contractor and consulting costs. Additionally, Q3 last year included $1.4 million of severance costs for organizational changes.

Non-GAAP operating expenses, which excludes non-cash and non-recurring items, were $13.2 million for the quarter, down 15%, compared to $15.5 million in Q3 last year.

Net loss per share for the quarter was 53 cents versus 76 cents in Q3 last year. Non-GAAP net loss per share was also considerably lower for the quarter at 29 cents versus 47 cents in Q3 last year.

We ended the quarter with $33.3 million in cash and investments.

Free cash flow3 usage was $400 thousand for the quarter, compared to $11.4 million used in Q3 last year.  We used an additional $800 thousand of cash in Q3 for share repurchases. Q3 shows the power of my earlier comments about our focus not just on growing our subscription business but also on the payment terms of that business, and while we expect Q4 free cash flow usage to be higher than the $400k we used in Q3, it will be significantly lower than prior quarterly trends. Last quarter, I mentioned we expected our free cash flow usage for the final six months of 2023 to be noticeably less than the $7.9 million we used in Q2 alone. We are reiterating that statement today.

For further discussion of our financial results, and risks and prospects for our business, please see our Form 10-Q that will be filed with the SEC.

I will now turn the call back over to Riley for final remarks.

Final Remarks

Thanks Charles.

We are seeing momentum across all areas of our business, and are hard at work continuing to increase that momentum as we create a market we are uniquely positioned to lead for years to come, a market that at scale has the opportunity to be as large if not larger than the other legs of the digital transformation stool.

With our recent expansion of Digimarc Validate into the digital domain, that opportunity has become significantly larger.  And because we are unique in being able to bridge both the physical and digital worlds, not only has our TAM become larger, but our moats have become wider.

As those of you with whom I have spoken with over the years know, I think there’s a really easy way to identify once-in-a-generation investment opportunities before they become obvious to the rest of the world.  It’s simply a matter of TAM, moats, and execution.

As just mentioned, our massive TAM has become that much more massive, and our incredibly wide moats have become that much wider. In addition, as our financial results in the last few quarters combined with our comments about Q4 show, we’re executing. We appreciate your interest as we continue to progress this generational opportunity.

Operator, we will now open up the call for questions.

1Annual Recurring Revenue (ARR) is a company performance metric calculated as the aggregation of annualized subscription fees from all of our commercial contracts as of the measurement date.

2Subscription gross profit margin and Service gross profit margin exclude amortization expense on acquired intangible assets.

3Free cash flow includes cash used in operating activities, the purchase of property and equipment and capitalized patent costs.